Exhibit (h)(6)(c)

THIRD AMENDMENT TO PARTICIPATION AGREEMENT

Modern Woodmen of America (the “Society”), Federated Hermes Insurance Series f/k/a Federated Insurance Series (the “Investment Company”), a Massachusetts business trust, and Federated Securities Corp. (the “Distributor”), a Pennsylvania corporation, entered into a certain Fund Participation Agreement dated July 15, 2011, as amended from time to time, (the “Participation Agreement”), including by that certain Second Amendment to Participation Agreement Regarding Rules 30e-3 and 498Adated May 1, 2021 (the “Second Amendment”). This Third Amendment (the “Amendment”) to the Participation Agreement is effective as of July 24, 2024, by and among the Society, on its own behalf and on behalf of the separate account of the Society as set forth in the Participation Agreement, as may be amended from time to time (the “Account”), the Investment Company and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the Parties desire to amend the Participation Agreement as a result of changes to Rule 30e-3 under the 1940 Act;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Society, the Investment Company, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

I.              Sections 1 through 9 of the Second Amendment are hereby deleted in their entirety and replaced with the following:

1.	Provision of Fund Documents; Website Posting.

(a).          Fund Documents. The Investment Company is responsible for preparing and providing the following “Fund Documents”, via the Investment Company’s website:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios;

(iv)	Most Recent Annual and Semi-Annual Reports (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”).

(b).          Deadline for Providing, and Currentness of, Fund Documents.

(i).  The Investment Company or the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios on the Investment Company’s website on a timely basis and provide updated versions as necessary on the

Investment Company’s website, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Certificates.

(ii).  The Investment Company or the Distributor shall provide the Shareholder Reports on the Investment Company’s website on a timely basis.

(c).          Format of Fund Documents. The Investment Company or the Distributor shall provide the Fund Documents on the Investment Company’s website in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i) are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A; and

(ii) permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading of such document and the section of the document referenced in that section heading; and

(iii) permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i).

(d).          Website Hosting. The Society shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents obtained by Society from the Investment Company’s website are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Investment Company and Distributor fulfill their obligations under this Amendment. Current Fund Documents will be made available to Society on the Investment Company’s website.

(e).          Use of Summary Prospectuses.

(i).           The Society shall ensure that an Initial Summary Prospectus is used for each currently offered Certificate described under the related registration statement.

(ii).          A summary prospectus may be available for the Portfolios on the Investment Company’s website.

2.	Content of Fund Documents. The Investment Company shall be responsible for the content and substance of the Fund Documents as provided on the Investment Company’s website, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Investment Company shall be responsible for ensuring that the Fund Documents as provided to the Society:

(a).          Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).          Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Fund Documents for Paper Delivery. The Investment Company shall:

(a).          At their expense, as the Society may reasonably request from time to time, provide the Society with sufficient paper copies of the then current Fund Documents, so that the Society may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Certificate Holders (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Society requests shall be fulfilled reasonably promptly.

(b).          Alternatively, if requested by the Society in lieu thereof, the Investment Company or its designee shall provide such electronic or other documentation to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Investment Company.

4.	Portfolio Expense and Performance Data. The Investment Company shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Society shall reasonably request, to facilitate the registration and sale of the Certificates. Without limiting the generality of the foregoing, as soon as administratively feasible, the Investment Company shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Society’s preparation of its annually updated registration statement for the Certificates (and as otherwise reasonably requested by the Society):

(a).  the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with Instruction 16 to Item 4 of Form N-4); and

(b).  the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Investment Company); and

(c).  the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with Instruction 7 to Item 17 of Form N-4).

5.	Construction of this Amendment; Participation Agreement.

(a).          This Amendment shall be interpreted to be consistent with, and to facilitate the Society’s compliance with Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of the Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).          To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(c).          termination of the Participation Agreement; or

(d).          60 days written notice from any Party to the other Parties.

7.	Indemnification. The Investment Company and the Distributor specifically agree to indemnify and hold harmless the Society (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Society (or its officers, directors, and employees) as a result of any failure or alleged failure by the Investment Company or Distributor to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.	Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Investment Company and Distributor under this Amendment shall be joint and several.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Society:		The Distributor:

MODERN WOODMEN OF AMERICA,		FEDERATED SECURITIES CORP.
on behalf of itself and the Account

By:	/s/ Jerald J. Lyphout	By:	/s/ Paul A. Uhlman

Print Name:	Jerald J. Lyphout	Print Name:	Paul A. Uhlman

Title:	President	Title:	President

The Investment Company:

FEDERATED HERMES INSURANCE
SERIES f/k/a Federated Insurance Series

By:	/s/ John B. Fisher

Print Name:	John B. Fisher

Title:	President

5